CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the Registration Statement on Form S-1/A of L & L Energy Inc., of our report dated July 28, 2010 on our audits of the financial statements of L & L Energy Inc. as of April 30, 2010 and 2009 and the results of its operations and cash flows for the years then ended.

/s/ Kabani & Company, Inc.

Certified Public Accountants

Los Angeles, California

September 28, 2010